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The following communication was first made available to employees of Life Technologies on May 2, 2013

EMPLOYEE FREQUENTLY ASKED QUESTIONS

LIFE TECHNOLOGIES – THERMO FISHER SCIENTIFIC ANNOUNCEMENT

Updated May 2, 2013

RATIONALE & STRATEGY

1.	What was announced on April 15, 2013?

On April 15, 2013, we announced that Life Technologies had entered into a definitive agreement to combine with Thermo Fisher Scientific for $76.00 in cash per share of Life Technologies common stock. This all cash transaction is valued at approximately $13.6 billion.

2.	Why is Life Technologies entering into this transaction at this time?

Our combination with Thermo Fisher Scientific reflects the progress we have made executing on our growth strategies, and represents a successful conclusion to the Board’s strategic review to enhance stockholder value and develop an even stronger future for Life Technologies. The transaction creates an industry leader in research, specialty diagnostics and applied markets by bringing together two companies intent on accelerating innovation for customers.

3.	Who is Thermo Fisher Scientific?

Thermo Fisher Scientific is a leader in serving science and it supports customers through three premier brands – Thermo Scientific, Fisher Scientific and Unity Lab Services. Thermo Fisher Scientific is ranked #225 on the Fortune 500 list, their 2012 revenue was $12.5 billion, and they have 350,000 customers and 39,000 employees. You can find more information on Thermo Fisher Scientific on LifeLink.

4.	What does this mean for Life Technologies?

Our combination with Thermo Fisher Scientific offers our employees the opportunity to be part of a premier organization, with the depth of resources and innovative spirit needed to sustain success in our industry. We believe that the combined size, global reach and broad depth of product offerings will provide immense opportunities for Life Technologies, its customers, partners and employees.

Importantly, the transaction announcement will have no impact on our day-to-day operations and it remains business as usual at Life Technologies. Our commitment to our customers is unwavering, and we will continue to drive our passion for innovation, leading to transformative offerings that enable our customers to develop the breakthrough discoveries that are reshaping our world.

We have created a space on LifeLink where you can find press releases, documents, videos and other materials to keep you up to date on what is happening.

TRANSACTION & INTEGRATION PLANNING DETAILS

5.	Will we be keeping the name Life Technologies?

Thermo Fisher Scientific has indicated to us that they plan to keep the Life Technologies brand. Exactly how it will be used is still to be determined by the Integration Planning Team.

6.	When will the transaction be completed?

We expect the transaction to be completed early in 2014.

7.	What approvals are required before the transaction can close?

The transaction is subject to approval by Life Technologies stockholders and is also subject to the satisfaction of customary closing conditions and regulatory approvals.

8.	Will we be tracking the progress of the transaction for Life Technologies employees?

We are in the early stages of this process and there is still a lot of work ahead of us. We will make every effort to keep you updated on developments and progress throughout the process and have set up a page on LifeLink where you can review the latest information. We will post new alerts on the home page of LifeLink as new updates occur. In the meantime, please stay focused on your day-to-day responsibilities.

9.	Is there a possibility that the deal may not go through?

We cannot speculate on what may or may not happen between now and the expected time of close.

10.	What are the plans for integration following the closing of the transaction?

An Integration Planning Team comprised of executives from both companies is being formed to plan the integration and assist with the transition process. Our goal is to make a seamless transition for our employees, customers and partners upon the closing of the transaction.

11.	What is the difference between announcement/signing and close?

On April 15 we announced that Thermo Fisher Scientific had entered into an agreement to acquire Life Technologies for $76 per share. The transaction is subject to approval by Life Technologies stockholders and the satisfaction of customary closing conditions and regulatory approvals. This process is expected to take until early 2014. Until the closing date, both Life Technologies and Thermo Fisher Scientific will continue to operate as independent companies. Once all closing conditions are met, the transaction will close (expected to be in early 2014) and at that time Life Technologies stock will cease trading and we will become part of Thermo Fisher Scientific.

12.	What can Life Technologies employees expect in the interim – from now until close?

Until the closing date, both Life Technologies and Thermo Fisher Scientific will continue to operate as independent companies. Employees are expected to continue to operate in a business as usual mode to ensure we continue to execute against our business priorities, deliver on our customer commitments, and continue to pursue scientific exploration. Some employees may be assigned specific integration planning activities in connection with the announced transaction, and we ask that you support their work on those activities.

ABOUT THERMO FISHER SCIENTIFIC

13.	What is the culture of Thermo Fisher Scientific?

We believe that Thermo Fisher Scientific’s stated mission of enabling its customers “to make the world healthier, cleaner and safer” is in sync with Life Technologies’ focus on shaping discovery and improving life. We also believe that Thermo Fisher Scientific shares our commitment to serve science and our dedication to building deep and lasting relationships with our customers.

14.	Do we know the locations of Thermo Fisher Scientific sites around the world? What sites have a significant R&D presence?

It is important to remember that until the transaction closes, it will have no impact on our day-to-day operations. Because Thermo Fisher Scientific and Life Technologies will continue to operate as independent companies until closing, we are not able to provide details about Thermo Fisher Scientific’s sites and operations at this time. Upon close, when we become a part of Thermo Fisher Scientific, we will be able to relay more detailed information on the company, and its structure, site locations, etc.

15.	What has Marc Casper, the CEO of Thermo Fisher Scientific, communicated so far about Life Technologies’ next generation sequencing business?

We cannot speculate on the reasons why Thermo Fisher Scientific is interested in acquiring Life Technologies, and it is premature to speculate on the future of any particular Life Technologies business line. However, we note that Thermo Fisher Scientific’s CEO, Marc Casper, made the following comment on Life Technologies NGS when he addressed analysts on April 15, the day of the announcement: “We’re very enthusiastic about the potential of Life Technologies’ next-generation sequencing platform. The performance capabilities of this technology will dramatically accelerate the discovery rate of gene-based disease mechanisms, which can be used to develop more rapid diagnoses and treatments. When you add this to our premier proteomics offering and our leadership in specialty diagnostics, we have exciting new opportunities for long-term growth.”

EMPLOYEE-RELATED DETAILS

16.	How will Life Technologies employees benefit from this transaction?

We believe our combination with Thermo Fisher Scientific will offer our employees the opportunity to be part of a premier organization, with the depth of resources and innovative spirit needed to sustain success in our industry. We also believe that the global reach and broad depth of the combined company’s product offerings will provide immense opportunities for our employees.

17.	Will I be asked to move?

Until the transaction closes, it is business as usual, and Life Technologies and Thermo Fisher Scientific will continue to operate as independent companies. Specific decisions regarding individual employee assignments following the closing have not been made. Both Life Technologies and Thermo Fisher Scientific will be reviewing integration plans over the next several months, and if any employees are asked to relocate, this will be discussed with them in advance and they will be offered appropriate relocation benefits.

18.	Will there be layoffs as a result of this transaction?

We believe our combination with Thermo Fisher Scientific will offer our employees the opportunity to be part of a premier organization, with the depth of resources and innovative spirit needed to sustain success in our industry. However, as with any combination of this size, we expect there will be some overlap in job functions. While it is difficult to predict any outcomes at this time, we are committed to treating all employees with respect and dignity throughout this process and will make every effort to keep you updated on developments and progress as it becomes available.

The Integration Planning Team, with representation from both companies, is being formed to thoughtfully plan the process of combining the two companies following closing with the best interest of each company’s businesses and employees in mind.

19.	What happens if my job is eliminated as a result of the transaction?

Employees who suffer a job loss as a result of the transaction may be eligible for an enhanced severance benefit. Details will be communicated as information becomes available.

20.	What will be happening with the San Francisco Bay Area presence and site move?

Our plans in the San Francisco Bay Area remain the same and we will be moving ahead as planned with the move to Oyster Point.

21.	When will sites/campus closings happen for site consolidation and what will happen to the overlapping/redundant groups and/or products?

This will be part of the work of the Integration Planning Team and it is much too early in the process to be able to comment on any site consolidations/closing or redundancies. We are committed to treating all employees with respect and dignity throughout this process and will make every effort to keep you updated on developments and progress as it becomes available.

22.	Will Greg Lucier or Mark Stevenson be visiting sites?

Greg and Mark visited several U.S. sites during the days following the transaction announcement, including Foster City, South San Francisco, Pleasanton, Austin, Madison/Brown Deer, Bedford/Guilford, Grand Island, and Frederick. As for international sites, the leadership team will plan visits based on their travel schedule and as time allows so they can engage with employees about this transaction.

23.	Will Thermo Fisher Scientific teams be visiting any of our sites?

As noted above, the Integration Planning Team is responsible for the planning and scheduling of any visits and if this happens, site leaders and appropriate personnel will be informed.

24.	I have open approved headcount. Can I still fill my position?

Until the transaction closes, it is business as usual at Life Technologies. Accordingly, until further notice all hiring to fill HR-approved positions should continue as planned. The Talent Acquisition team will be working on approved language related to the transaction to ensure all candidates are aware of the transaction and understand the ramifications. If you are currently in the process of converting a contractor to permanent status you should continue with that as well.

25.	Is the global address book project still on?

Yes.

26. Will the Quest Survey be taking place this year as normal?

Yes, the Quest Survey will be administered as planned in June.

27.	What is the long-term strategy of the new company?

Until the transaction is complete, it is premature to speculate on any long-term goals for the combined company. Life Technologies employees should remain focused on delivering against our business priorities and goals for 2013 and continue in our ongoing commitment to further developing our customer relationships and driving an extraordinary customer experience.

COMPENSATION & BENEFITS

28.	What happens to my stock options and restricted stock?

Until the transaction closes, your stock options and restricted stock units (RSUs) will continue to vest in accordance with your grant agreement. When the transaction closes:

•

The gain on all outstanding stock options – whether vested or unvested – will be paid out in cash within 5 business days of close. The gain will be based on the difference between $76 per share and the exercise price of your options, multiplied by the number of your stock options.

•	Time-based RSUs that vest prior to January 1, 2015 will generally be paid out in cash at $76 per share pursuant to the terms of the applicable RSU agreement.

•

Time-based RSUs that vest on or after January 1, 2015 will be converted to a cash award at $76 per share. The award will be paid at the same time it would have otherwise vested. However, if you are involuntarily terminated without cause any time after the transaction closes, this cash award will generally be paid out at the time of your separation.

•	Performance-based RSUs will generally be paid out in cash at $76 per share pursuant to the terms of the applicable RSU agreement.

29.	How will my cash compensation be impacted between now and close?

The transaction announcement does not impact your existing base salary, ICP targets, sales incentive plans, or rewards and recognition. Until we close, we will continue to make compensation adjustments and pay out incentives as we have in the past.

30.	How will my cash compensation be impacted after close?

Under the merger agreement, Thermo Fisher Scientific has agreed to not reduce the aggregate value of your target total compensation and benefits through December 31, 2014. In addition, the merger agreement does not allow your base salary to be reduced prior to December 31, 2014 (or December 31, 2015 if we close in 2014).

The Integration Planning Team will review all compensation plans (including incentive plans) to create an integrated and comprehensive program that would go into effect after the close. Any changes will be communicated to you, as information becomes available.

31.	How will my benefits be impacted between now and close?

The transaction announcement does not impact your existing healthcare benefits, wellness programs, retirement income/savings benefits, supplemental and voluntary benefits, and time-off plans. Any vested benefits (e.g. a pension, savings plan balance) cannot be taken away from you. Normal changes to plan design or changes to comply with federal or local laws will continue to occur.

32.	How will my benefits be impacted after close?

Under the merger agreement, Thermo Fisher Scientific has agreed to not reduce the aggregate value of your target total compensation and benefits through December 31, 2014. The Integration Planning Team will review all benefit plans to create an integrated and comprehensive program that would go into effect after the close. Any changes will be communicated to you, as information is available.

33.	Will Thermo Fisher Scientific recognize the years of service I have with Life Technologies?

Yes, your actual service credit will generally carry over to Thermo Fisher Scientific for the purposes of benefit plans (e.g., vacation plans, benefit plan vesting).

34.	Are we still able to promote, reward and recognize employees?

Yes. Consistent with past practice, we can reward employees under our current programs and guidelines from now until close.

35.	How will the 2013 ICP be handled if we close after funding is approved by the Board of Directors?

If we close on or after February 26, 2014 (the date our Board is scheduled to approve 2013 ICP funding), the 2013 ICP will be funded based on actual company performance and individual amounts determined based on the normal compensation planning process in early 2014. As a reminder, under the 2013 ICP you need to be employed on the date of payout in order to receive a bonus award.

36.	How will the 2013 ICP be handled if we close before funding is approved by the Board of Directors?

Thermo Fisher Scientific has agreed to provide two enhancements if we close before February 26, 2014.

I. Plan Funding and Payout: The 2013 ICP will fund at the greater of 100% or actual company performance (relative to non-GAAP net income targets established by the Board in February 2013). Individual amounts will be determined based on the normal compensation planning process in early 2014.

II. Payout for Employees Involuntarily Separated: If you are involuntarily separated for any reason on or after December 31, 2013 but before payout, you will receive a target ICP payout for 2013 (or greater, based on actual company performance) at the time all other employees are paid.

37.	What can you share about Thermo Fisher Scientific’s benefits, compensation and equity programs?

We do not have any information about Thermo Fisher Scientific’s programs to share yet, as Life Technologies and Thermo Fisher Scientific continue to operate as two separate companies until the transaction closes. Please keep in mind that plan designs and regulations vary by country and region, so different programs may apply to different employees, depending on where they are located.

38.	Is the 2013 U.S. vacation initiative impacted by the announcement?

No. The U.S. vacation initiative continues as previously communicated to employees and people managers.

39.	What happens to the LIFE stock I personally own now that the transaction has been announced? At close?

Now: LIFE stock can continue to be bought and sold on the open market, unless you are subject to insider trading rules, the ESPP holding requirement, or other restrictions.

When the transaction closes: LIFE stock you own outright will automatically be liquidated at close and paid out in cash at $76 per share. LIFE stock will not be converted to Thermo Fisher Scientific stock.

40.	Are there any restrictions in owning, buying, and selling Thermo Fisher Scientific stock?

Yes. Under the Protocol, it is a conflict for any Life Technologies employee or employee’s family member to have any economic interest in a competitor or company that does business with Life Technologies, other than owning securities indirectly through a mutual fund.

41.	Are the stock ownership guidelines still in effect for executives?

Yes. If these guidelines apply to you, this requirement continues as previously communicated.

42.	What will happen to the deferred compensation plan (for U.S. employees) before close and at the time the transaction closes?

Until close, the deferred compensation plan continues operating under the current plan provisions. The plan will make a lump-sum cash distribution no later than 60 days following the close for both LIFE stock units and other investment choices. LIFE stock units will be paid out at $76 per share, multiplied by the number of stock units (vested and unvested) in your account, while the other investment choices will be distributed at the market value at the time of distribution.

43.	Given that RSU vesting/options will be delivered in cash instead of shares, will the requirement for UK employees to pay the employer social security charge (on the cash payments) be removed?

The existing agreement to transfer employer National Insurance Contributions to UK employees will continue to apply in relation to the proposed cash payments at the time of close for RSUs scheduled to vest prior to January 1, 2015. However, there will be no transfer of employer National Insurance Contributions in relation to subsequent cash payments for RSUs that would otherwise vest on or after January 1, 2015 – however, these cash amounts will still be subject to normal employee National Insurance Contributions and income tax withholding deductions.

44.	I was just awarded 100 RSUs in April 2013 that vest 25% annually over four years (time-vesting RSUs). Can you please provide an example of how they will be handled at close and following close?

The merger agreement provides that RSUs scheduled to vest prior to January 1, 2015 will vest at closing and be converted into a cash payment at $76 per share, which will be paid at closing. RSUs vesting on/after January 1, 2015 will be converted to a cash award at $76 per share. These cash awards will be paid to active employees at the same time they would have otherwise vested. Normal withholding and deductions will apply to all cash awards.

Assuming we close prior to April 2014, at close you will receive a cash award equal to $1,900 (25 RSUs scheduled to vest in April 2014 x $76 per share). The remaining 75 RSUs will be converted to a cash award and paid out in April 2015 ($1,900), April 2016 ($1,900), and April 2017 ($1,900). If you are involuntarily separated without cause prior to April 2017, any remaining cash awards will be paid out at the time of your separation.

45.	How do I know whether my RSUs are “time-vesting” or “performance-vesting”?

Almost all of the RSUs we have granted are time-vesting RSUs. Only a small group of employees (Bands 12 and above) have performance-vesting RSUs.

46.	I was an ESPP participant and have a one-year holding requirement for shares purchased in 2012. Will the 1-year holding requirement be lifted as a result of this transaction?

There is no change to the 1-year holding requirement. However, if the transaction closes before your holding requirement expires (for example, if the transaction closes on October 1, 2013, before the one-year holding requirement ends for stock purchased through the ESPP on October 31, 2012), we will release the hold and cash out the shares at the same time.

47.	Is there any change in the vesting of stock options or RSUs prior to close?

There is no change to your stock option or RSU vesting schedules prior to close.

48.	How will the severance benefits be determined prior to close?

Prior to the closing, severance benefits are based on the current Life Technologies plan based on the country in which you work and the plan under which you are covered.

49.	I am going through the Green Card/ Visa process – how does this announcement impact that process?

The announcement does not directly impact the Green Card or Visa processes.

ORGANIZATION STRUCTURE & LEADERSHIP

50.	How will the combined company be structured?

The Integration Planning Team will work with management teams from both companies to determine the appropriate corporate structure for the combined company. We will communicate to you any changes in corporate structure as they become finalized.

51.	Will we maintain our headquarters?

After closing, Thermo Fisher Scientific is committed to maintaining a significant presence in Carlsbad. Thermo Fisher Scientific expects to invest to expand its capabilities in Carlsbad.

52.	Who will lead the combined company?

Marc Casper is the Chairman and CEO of Thermo Fisher Scientific. After closing, it is expected that Mark Stevenson, Life Technologies’ president and chief operating officer, will have a significant leadership role in the combined company. In addition, Thermo Fisher Scientific intends to elect a member of the Life Technologies board of directors to the Thermo Fisher Scientific board.

53.	Will reporting structures change?

In the short term we do not expect significant changes in reporting structure; however, consistent with past practice, we will be continuously reviewing the business for organizational and operational efficiencies.

In addition, the Integration Planning Team will work with management teams from both companies to review the organizational structure and reporting relationships during the integration planning process. As such, changes may occur upon the closing of the transaction and if so, we will communicate more details with you as appropriate.

CUSTOMER, SUPPLIER & DISTRIBUTOR INFORMATION

54.	We are currently collaborating with Thermo Fisher Scientific as they are distributing our products. How should we operate with our counterparts at Thermo Fisher Scientific compared to the past?

As noted, Life Technologies and Thermo Fisher Scientific will continue to operate as independent companies until the transaction has closed. In the meantime, it remains business as usual, and your relationship with counterparts at Thermo Fisher Scientific should not change. You should not discuss information about Life Technologies or this transaction that has not been made public, even with Thermo Fisher Scientific employees. Additionally, please review the Transaction Communications Guidelines posted on the transaction site on LifeLink.

55.	What should /shouldn’t we say to our suppliers – especially those who may see this as a great opportunity to extend their business with us?

Until the transaction has closed, it remains business as usual. You should not discuss information about Life Technologies or this transaction that has not been made public. If customers or suppliers ask questions, please refer them to our public statement located on our website. Additionally, please review the Transaction Communications Guidelines posted on the transaction site on LifeLink.

56.	Is there a communications team managing the messages our customers are sharing on the web and through social media?

Working with the Integration Planning Team, our internal and external communications teams will be actively working to address potential communications concerns between now and the closing of the transaction. These plans include managing our social media channels, subject to applicable legal restrictions.

57.	I work with Life Technologies customers on a daily basis. Where can I go to find guidelines and talking points to help me deal with their questions and concerns?

You can find Communications Guidelines, customer-facing talking points and a customer communications toolkit on LifeLink. These documents contain helpful information to help you answer customer questions or concerns. It is important to note that you must not speculate with customers – until the transaction closes, both Life Technologies and Thermo Fisher Scientific will continue to operate as independent companies.

Our sales teams have been contacting their respective customers to inform them of the news and to help address their questions. Most importantly, customers will continue to receive the same quality and commitment they have come to expect from Life Technologies.

HANDLING MEDIA OR INVESTOR INQUIRIES

58.	What should I say if contacted by people outside of the company?

An announcement like this is going to draw attention from media, the financial community and others who follow Life Technologies. As always, it is important for our company to speak with one voice. If you receive any inquiries about this transaction from members of the media or investment community, I ask that you immediately forward those requests to Suzanne Hatcher at 760-268-7912 or suzanne.hatcher@lifetech.com for media and Agnes Lee at 760-268-7971 or agnes.lee@lifetech.com for investors.

Cautionary Statement Regarding Forward-Looking Statements

Any statements in this communication about Life Technologies’ expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance, including statements regarding the proposed acquisition of Life Technologies by Thermo Fisher Scientific, the expected timetable for completing the transaction, benefits and synergies of the transaction and future opportunities for the combined company and products and securities, that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect(s),” “estimate(s),” “project(s),” “positioned,” “strategy,” “outlook” and similar expressions. Accordingly, all such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements, are the following: the parties’ ability to consummate the transaction; the conditions to the completion of the transaction, including the receipt of stockholder approval; court approval or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the arrangement within the expected time-frames or at all and to successfully integrate Life Technologies’ operations into those of Thermo Fisher Scientific; such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees of Life Technologies may be difficult; Thermo Fisher Scientific and Life Technologies are subject to intense competition and increased competition is expected in the future; fluctuations in foreign currencies could result in transaction losses and increased expenses; general economic conditions that are less favorable than expected. Additional information and other factors are contained in Life Technologies’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and recent current reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”). Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by Life Technologies, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this communication, and Thermo Fisher Scientific and Life Technologies undertake no obligation to update any forward-looking statement to reflect events or circumstances after such date.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Life Technologies by Thermo Fisher Scientific. In connection with the proposed acquisition, Life Technologies intends to file relevant materials with the SEC, including Life Technologies’ proxy statement in preliminary and definitive form. Stockholders of Life Technologies are urged to read all relevant documents filed with the SEC, including Life Technologies’ definitive proxy statement, because they will contain important information about the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s web site, http://www.sec.gov, or for free from Life Technologies by contacting (760) 603-7208 or ir@lifetech.com. Such documents are not currently available.

Participants in Solicitation

Thermo Fisher Scientific and its directors and executive officers, and Life Technologies and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Life Technologies common stock in respect of the proposed transaction. Information about the directors and executive officers of Thermo Fisher Scientific is set forth in its proxy statement for Thermo Fisher Scientific’s 2013 Annual Meeting of stockholders, which was filed with the SEC on April 9, 2013. Information about the directors and executive officers of Life Technologies is set forth in the proxy statement for Life Technologies’ 2013 Annual Meeting of stockholders, which was filed with the SEC on March 15, 2013. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition (once available).